EXHIBIT 99.1

Timberline Announces Receipt of Notice from the NYSE
Alternext US LLC Regarding Minimum Listing Requirements

February 20, 2009 – Coeur d’Alene – Timberline Resources Corporation (NYSE Alternext US: TLR) (“Timberline”) today announced that on February 13, 2009 it received notice from the NYSE Alternext US LLC (“Exchange”) indicating that as of September 30, 2008 Timberline was below certain of the Exchange’s continued listing standards due to Timberline’s stockholders’ equity not meeting certain minimum requirements.

Timberline has been afforded the opportunity to submit a plan of compliance to the Exchange by March 13, 2009 that demonstrates the Company’s ability to regain compliance with the listing standards of the Exchange by August 2010. If Timberline does not submit a plan, or submits a plan that is not accepted by the Exchange then it will be subject to delisting procedures in accordance with the Exchange’s guidelines.

The Exchange based their analysis on Timberline’s September 30, 2008 financial statements which report stockholders’ equity of $3.55 million. As of Timberline’s interim financial statements for the three months ended December 31, 2008, Timberline’s stockholders’ equity had already increased to $4.62 million and Timberline’s management believes that it will continue to make significant progress in the rest of the fiscal year towards meeting the requisite standards to ensure its continued listing on the Exchange. Timberline intends to submit a plan to the Exchange by March 13, 2009 outlining the steps the Company expects to take in order to bring stockholders’ equity into compliance with the continued listing standards of the Exchange.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry. Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development. The Company is forming a 50/50 joint venture with Small Mine Development, LLC at Timberline’s 100-percent owned, royalty-free Butte Highlands Gold Project which is scheduled for development beginning in 2009. Timberline is listed on the NYSE Alternext US and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with SMD, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words “anticipate,” “believe,” “estimate,” “plan,” “intend” and “expect” and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2008. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman

Phone: 208.664.4859